Exhibit 99.1

Data from OncoGenex Pharmaceuticals’ Product Candidate OGX-427 to be Presented at the American Society of Clinical Oncology Annual Meeting

BOTHELL, WA and VANCOUVER, March 25, 2010 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today that final results from a Phase 1 study evaluating OncoGenex’ product candidate, OGX-427, will be presented as part of the Scientific Program in a General Poster Session at the American Society of Clinical Oncology (ASCO) 2010 Annual Meeting. These final data, including results combining OGX-427 with docetaxel, will update preliminary data that was featured in an oral presentation at ASCO 2009.

The meeting will be held June 4 – 8, 2010 at the McCormick Place Convention Center in Chicago, Illinois. Abstracts will be made available to the public online on ASCO’s website, www.ASCO.org, on Thursday, May 20, 2010 at 6:00 PM (EDT).

Poster Presentation Information

Title:	Phase I trial of OGX-427, a 2’methoxyethyl antisense oligonucleotide (ASO), against heat shock protein 27 (Hsp27): Final results.

Authors:	S. J. Hotte, E. Y. Yu, H. W. Hirte, C. S. Higano, M. Gleave(1), K. N. Chi

Abstract:	No. 3077

(1) M. Gleave is also a consultant of OncoGenex Technologies, a wholly owned subsidiary of the Company.

About OGX-427
OGX-427 is designed to reduce levels of Hsp27, a protein that is over-produced in response to many cancer treatments including hormone ablation therapy, chemotherapy and radiation therapy. Hsp27 production has been shown to inhibit cell death in tumor cells through a variety of mechanisms.

The OGX-427 Phase 1 clinical trial to be presented evaluates OGX-427 for the systemic (intravenous) treatment of solid tumors including prostate, non-small cell lung, breast, ovarian, and bladder cancers. OncoGenex announced preliminary results of this Phase 1 trial presented during an oral presentation at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting. Results as of May 2009 showed that OGX-427 was well tolerated as a monotherapy. In addition, declines of 50% or greater in circulating tumor cells were observed in over half of the patients in each dose cohort evaluated and evidence of reduction in tumor markers were also observed. Reductions in circulating tumor cells and tumor markers suggest single-agent activity warranting further clinical investigation.

In August 2009, OncoGenex announced the first patient dosed in an open label, dose-escalation, Phase 1 clinical trial evaluating OGX-427 when administered directly into the bladder in patients with bladder cancer. The study, which will enroll up to 36 patients with bladder cancer, is designed to determine the safety and potential benefit of OGX-427 administered directly into the bladder using a catheter, which is called intravesical instillation. In addition, the study will measure the direct effect of OGX-427 on expression of Hsp27 in bladder tumor cells as well as determine the pharmacokinetics and pharmacodynamics of OGX-427 when delivered by intravesical instillation. The study is sponsored by the National Cancer Institute of Canada (NCIC).

OncoGenex expects that a randomized, controlled, investigator-sponsored Phase 2 clinical trial evaluating OGX-427 when administered as a monotherapy to patients with castrate resistant prostate cancer will initiate in mid-2010.

About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical have entered a global collaboration and license agreement to develop and commercialize OncoGenex’s lead drug candidate, OGX-011. The companies project to initiate two Phase 3 trials in castrate resistant prostate cancer in Q2 and Q3 2010, and a third Phase 3 trial in non-small cell lung cancer in early 2011; OGX-427 is in Phase 1 clinical development; SN2310 has completed a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information about OncoGenex is available at www.oncogenex.com.

OncoGenex’ Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated clinical and other product development activities and timing of these activities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that the results of Phase 1 clinical trials may not be sustained in future clinical trials and the factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2009. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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OncoGenex Contact:

Media and Investor Contact:

Scott Cormack
Jason Spark
President & CEO
Porter Novelli Life Sciences
(604) 630-5400
(619) 849-6005
scormack@oncogenex.com
jspark@pnlifesciences.com